UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 4, 2010

SMTC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-31051	98-0197680
(Commission File Number)	(IRS Employer Identification No.)

635 Hood Road Markham, Ontario, Canada	L3R 4N6
(Address of Principal Executive Offices)	(Zip Code)

(905) 479-1810

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Definitive Material Agreement.

(a) On June 4, 2010, SMTC Corporation (the “Company”) entered into an agreement with The Red Oak Fund, LP, Red Oak Partners, LLC, David Sandberg and Anton Simunovic.

The foregoing summary of the agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

(b) On June 9, 2010, SMTC Corporation (the “Company”) adopted a Tax Benefits Preservation Plan (the “Plan”) and pursuant to the Plan declared a dividend distribution of one preferred stock purchase right (collectively, the “Rights”, and individually, a “Right”) for each share of its common stock, $.01 par value per share (the “Common Stock”), and each non-voting Exchangeable Share of SMTC Manufacturing Corporation of Canada (the “Exchangeable Shares” and, together with the Common Stock, the “Stock”).

The Plan. The Plan is intended to protect the Company’s ability to utilize its net operating loss carryforwards and other tax attributes (the “Tax Attributes”) by deterring any person or group from acquiring, without the approval of the Board, the right to acquire 4.9% or more of the Company’s equity securities. We have experienced and continue to experience substantial operating losses, and under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, we may “carry forward” these losses in certain circumstances to offset any current and future earnings and thus reduce our federal income tax liability, subject to certain requirements and restrictions. To the extent that the Tax Attributes do not otherwise become limited, we believe that we will be able to carry forward a significant amount of Tax Attributes, and therefore these Tax Attributes could be a substantial asset to us. However, if we experience an “Ownership Change,” as defined in Section 382 of the Internal Revenue Code, our ability to use the Tax Attributes will be substantially limited, and the timing of the usage of the Tax Attributes could be substantially delayed, which could therefore significantly impair the value of that asset. There is no guarantee, however, that the Plan will prevent the Company from experiencing an ownership change.

The determination of percentage ownership for the purposes of the Plan takes into account the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. In addition, for all purposes of the Plan, when determining whether a Person or Persons own 4.9% or more of the shares of the Company’s equity securities, both the shares of Common Stock and the Exchangeable Shares owned or deemed owned by such Person or Person shall be taken into account in the numerator and only the shares of Common Stock then outstanding shall be taken into account in the denominator.

Rights Dividend. Each Right entitles the registered holder to purchase from the Company after the Distribution Date (described below) one one-hundredth of a share of its preferred stock of the Company (the “Preferred Stock”). The exercise price is $10.00 for each one one-hundredth of a share of Preferred Stock. The distribution of Rights is payable to the record holders of Stock at the close of business on June 4, 2010. One Right will also be issued for each share of Stock issued between June 4, 2010 and the Distribution Date.

Exercisability of the Rights; Distribution Date. The Rights are not exercisable until the Distribution Date. The Distribution Date would occur, if ever, and unless delayed by the Company’s board of directors, 10 business days after either of the following events:

•

A public announcement that a person or group other than certain exempt persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 4.9% or more (determined as explained above) of the Company’s then outstanding Common Stock or that certain person that would otherwise be Acquiring Persons have acquired or obtained the right to acquire beneficial ownership of any additional shares of Common Stock or Exchangeable Shares (the “Stock Acquisition Date”), or

•

The commencement or announcement of an intention to make a tender offer or exchange offer that would result in a person or group, other than certain exempt persons, owning 4.9% or more (determined as explained above) of the Company’s then outstanding Common Stock.

In the event that any person becomes an Acquiring Person, then each holder of a Right (other than the Acquiring Person) would have the right to receive, upon exercise of the Right, that number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value of two times the exercise price of the Right.

Grandfather Clause. Stockholders who own 4.9% or more of our outstanding Stock as of the close of business on June 4, 2010 will not trigger the Plan so long as they do not (i) acquire any additional shares of Stock or (ii) fall under 4.9% ownership of Stock and then re-acquire 4.9% or more of the Stock. The Plan does not exempt any future acquisitions of Stock by such persons. Any rights held by an Acquiring Person are null and void and may not be exercised. Our Board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Plan.

Exchange Option. The Board may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights for shares of Common Stock at an exchange ratio of one share of Common Stock per Right. The Board, however, may not effect an exchange at any time after any person (other than (a) the Company, (b) any subsidiary of the Company, or (c) any employee benefit plan of the Company or any such subsidiary or any entity holding Common Stock for or pursuant to the terms of any such plan), together with all affiliates of such person, becomes the beneficial owner of 50% or more of the Common Stock then outstanding. Immediately upon the action of the Board ordering the exchange of any Rights and without any further action and without any notice, the right to exercise such Rights will terminate and the only right thereafter of a holder of such Rights will be to receive that number of shares of Common Stock equal to the number of such Rights held by the holder.

Transferability of Rights. Until the Distribution Date, the Common Stock certificates or the certificates representing the Exchangeable Shares, as the case may be, will evidence the Rights, and the transfer of the Common Stock certificates or the certificates representing the Exchangeable Shares will constitute a transfer of the Rights. After the Distribution Date, separate certificates evidencing the Rights would be mailed to holders of record of the Common Stock and to the holders of record of the Exchangeable Shares as of the close of business on the Distribution Date, and such separate Rights certificates alone would evidence the Rights.

Redemption. The Board of Directors, by a majority vote of disinterested directors, may redeem the Rights at a redemption price of $.001 per Right at any time before the earlier of the Distribution Date or the close of business on the Expiration Date described below. Immediately upon such redemption, the right to exercise the Rights will terminate, and the Rights holders will become entitled only to receive the redemption price.

Expiration Date of Rights. If not previously exercised or redeemed, the Rights will expire on the earliest of (i) the Close of Business on the date one year from the date the Board has adopted this Plan; provided, however, that the Board may in its sole discretion extend this Plan for additional one-year periods if it determines that such extension is reasonably necessary to protect the Tax Attributes and is in the best interests of the Company and its stockholders, (ii) the Redemption Date, (iii) the Exchange Date, (iv) the consummation of a reorganization transaction entered into by the Company resulting in the imposition of stock transfer restrictions, that the Board determines will provide protection for the Company’s Tax Attributes similar to that provided by this Plan, (v) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended or any successor statute (but excluding the repeal or withdrawal of any Treasury Regulations thereunder, or any other change, if the Board determines that this Plan is no longer necessary for the preservation of Tax Attributes, or (vi) the beginning of a taxable year of the Company to which the Board determines that no Tax Attributes may be carried forward. Notwithstanding the foregoing, the Plan will be terminated and be of no further force and effect if not approved by the stockholders of the Company at the 2010 Annual Meeting or within a reasonable time thereafter prior to any Distribution Date.

Anti-Dilution Adjustment. The exercise price, the redemption price, the exchange ratio and the number of shares of the Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution under the following circumstances:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, or

•	upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for shares of the Preferred Stock or convertible securities at less than the current market price, or

•

upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends out of the earnings or retained earnings of the Company and dividends payable in shares of Preferred Stock) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% in such price. At the Company’s option, cash (based on the market price on the last trading date prior to the date of the exercise) will be paid instead of issuing fractional shares of any securities (other than fractional shares of Preferred Stock in integral multiples of one-hundredth of a share).

No Stockholder Rights. A Right holder, as such, has no rights as a stockholder of the Company, including, without limitation, the right to vote or receive dividends.

Amendments. Any of the provisions of the Plan (described below) may be amended by the board of directors of the Company prior to the Distribution Date without the approval of any holders of the Rights. After the Distribution Date, the board of directors may amend the Plan to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Plan. A majority vote of the disinterested members of the Board would be required to effect any amendment.

Tax Consequences. The Company believes that the issuance of Rights to holders with respect to its Common Stock should not be a taxable event for U.S. federal income tax purposes. The issuance of Rights to holders of Exchangeable Shares may be a taxable event for U.S. and Canadian federal income tax purposes, and holders of Exchangeable Shares should consult their own tax advisors. The U.S. and Canadian federal income tax consequences of the separation of the Rights on the Distribution Date, the exercise of the Rights and the subsequent ownership of the Preferred Stock are complex and uncertain, and holders should consult their own tax advisors for the specific tax consequences to them.

Item 3.03	Material Modification to the Rights of Security Holders.

Please see the disclosure set forth under Item 1.01(b), which is incorporated by reference into this Item 3.03.

Item 8.01	Other Events.

On June 8, 2010, the Company issued a press release announcing the declaration of the Rights and the adoption of the Plan. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Agreement, dated June 4, 2010 by and among SMTC Corporation, The Red Oak Fund, LP, Red Oak Partners, LLC, David Sandberg and Anton Simunovic.

99.1	Press Release of SMTC Corporation dated June 8, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTC CORPORATION

Date: June 9, 2010	By:	/s/ Jane Todd
	Name:	Jane Todd
	Title:	Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated June 4, 2010, by and among SMTC Corporation, The Red Oak Fund, LP, Red Oak Partners, LLC, David Sandberg and Anton Simunovic.

99.1	Press Release of SMTC Corporation dated June 8, 2010.